Exhibit 99.1

ACTIVISION BLIZZARD BOARD MEMBER LULU CHENG MESERVEY JOINS EXECUTIVE LEADERSHIP TEAM

Company appoints Meservey Executive Vice President, Corporate Affairs and Chief Communications Officer

SANTA MONICA, Calif. – October 6, 2022 – Activision Blizzard, Inc. (NASDAQ: ATVI) announced today that Lulu Cheng Meservey will assume a newly created role as Executive Vice President, Corporate Affairs and Chief Communications Officer. Effective October 6, Ms. Meservey will become a member of the senior leadership team, helping to shape the Company’s strategic direction and leading its communications efforts. She will serve as Activision Blizzard’s public voice at a pivotal time ahead of the impending acquisition by Microsoft.

Ms. Meservey served on the Company’s board of directors and its Workplace Responsibility Committee as a key leader in the oversight of culture and ensuring workplace excellence. To focus on her new role, she is stepping down from the Board today.

Bobby Kotick, CEO of Activision Blizzard, said, “Lulu is a unique talent with a brilliant strategic mind. She has an intuitive grasp of the changing communications landscape, combined with an exceptional ability to connect with diverse audiences. She shares our commitment to a company culture where creativity and excellence can thrive.”

“From serving on the Board, I’ve already worked closely with Bobby, the leadership team, and many more of the amazing people here. And the more I got to know the people and company, the more impressed I was with the commitment and integrity at every level,” said Ms. Meservey. “It’s clear there’s a gap between perception and reality, which is daunting but exciting. I see a big opportunity to share the true story of Activision Blizzard with our talented employees and hundreds of millions of players around the world. Plus, where else do you get to play StarCraft for work?”

Ms. Meservey brings experience as a strategic counselor and communicator across a wide range of industries including technology, finance, and government affairs. Most recently, she served as a member of the leadership team and Vice President of Communications at Substack, the pioneering platform for independent newsletter writers and podcasters.

Prior to her work at Substack, Ms. Meservey was a co-founder of the global strategic communications agency TrailRunner International and served as its President and Chief Operating Officer. Previously, Ms. Meservey was a Director in the office of the chairman at McLarty Associates, a global strategic advisory firm headquartered in Washington, D.C. Her previous experience includes positions with the World Bank, the MIT Lincoln Laboratory, and J.P. Morgan.

Ms. Meservey holds a B.A. in political science from Yale University and an M.A. in law and diplomacy from The Fletcher School at Tufts University.

About Activision Blizzard

Our mission, to connect and engage the world through epic entertainment has never been more important. Through communities rooted in our video games we enable hundreds of millions of people to experience joy, thrill and achievement. We enable social connections through the lens of fun, and we foster purpose and a sense of accomplishment through healthy competition. Like sport, but with greater accessibility, our players can find purpose and meaning through competitive gaming.

Video games, unlike any other social or entertainment media, have the ability to break down the barriers that can inhibit tolerance and understanding. Celebrating differences is at the core of our culture and ensures we can create games for players of diverse backgrounds in the 190 countries our games are played.

As a member of the Fortune 500 and as a component company of the S&P 500, we have an extraordinary track record of delivering superior shareholder returns for over 30 years.

Our sustained success has enabled the company to support corporate social responsibility initiatives that are directly tied to our games. As an example, our Call of Duty Endowment has helped find employment for over 100,000 veterans.

Learn more information about Activision Blizzard and how we connect and engage the world through epic entertainment on the company’s website, www.activisionblizzard.com.

Press Contact:

pr@activisionblizzard.com